Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Textron Inc. for the registration of common stock, preferred stock, senior debt securities and subordinated debt securities and to the incorporation by reference therein of our reports dated February 25, 2020, with respect to the consolidated financial statements and schedule of Textron Inc., and the effectiveness of internal control over financial reporting of Textron Inc., included in its Annual Report (Form 10-K) for the year ended January 4, 2020, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
July 27, 2020